UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	58-1563799
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Perimeter Center Place, Suite 460
Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Preferred Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.                                   Description of Registrant’s Securities to be Registered.

On January 16, 2012, the Board of Directors of Georgia Gulf Corporation (the “Company”) declared a dividend distribution of one right (a “Right”) for each share of Common Stock, par value $0.01 per share (the “Common Shares”), of the Company outstanding at the close of business on February 3, 2012 (the “Record Date”), pursuant to the terms of a Rights Agreement, dated as of January 16, 2012 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent.  The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by Rights.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement.  Copies of the Rights Agreement are available free of charge from the Company.  The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is attached as an exhibit hereto and incorporated herein by this reference. A summary of the terms of the Rights is included as Exhibit B to the Rights Agreement and is incorporated herein by this reference.

Item 2.                                   Exhibits.

Exhibit Number	Exhibit

4.1	Rights Agreement, dated as of January 16, 2012, by and between Georgia Gulf Corporation and Computershare Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GEORGIA GULF CORPORATION

By:	/s/ Gregory C. Thompson
	Name:	Gregory C. Thompson
	Title:	Chief Financial Officer

Date: January 17, 2012

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Rights Agreement, dated as of January 16, 2012, by and between Georgia Gulf Corporation and Computershare Trust Company, N.A., as rights agent.